EXHIBIT 21

                              List of Subsidiaries





                                              JURISDICTION          PERCENT
                                                   OF                 OF
NAME OF CORPORATION                           INCORPORATION        OWNERSHIP

Winnebago Industries, Inc.                        Iowa               Parent
Winnebago International Corporation               Iowa                100%
Winnebago Realty Corporation                      Iowa                100%
Winnebago Acceptance Corporation                  Iowa                100%
Winnebago R.V., Inc.                             Delaware             100%
Winnebago Products, Inc.                          Iowa                100%*
Winnebago Industries Europe GmbH                 Germany              100%
Cycle-Sat, Inc.                                   Iowa                 80%


* During fiscal year 1995, Winnebago Products, Inc. was merged into Winnebago Industries, Inc.